Exhibit 10.02

                                      As of January 1, 2003


Mr. Laurence A. Tisch
667 Madison Avenue
New York, New York  10021

Dear Mr. Tisch:

  Reference is made to your Employment Agreement with Loews Corporation (the "Company"), dated March 1, 1971, as amended by agreements dated February 27, 1974, March 1, 1976, May 10, 1977, July 17, 1979, June 16, 1981, May 10, 1983,
May 10, 1984, October 15, 1985, February 24, 1987, October 14, 1988, March 1,
1990, October 22, 1992, October 18, 1994, February 20, 1996, November 3, 1998
and January 1, 2001 (the "Employment Agreement").

  This will confirm our agreement that the Employment Agreement is amended as follows:

  1. The period of your employment under and pursuant to the Employment Agreement is hereby extended for an additional period through and including December 31, 2003 upon all the terms, conditions and provisions of the Employment Agreement, as hereby amended.

  2. You shall be paid a basic salary (the "Basic Salary") for your services under and pursuant to the Employment Agreement at the rate of $800,000 per annum for the extension period January 1, 2003 through December 31, 2003. Basic Salary shall be payable in accordance with the Company's customary payroll practices for executives as in effect from time to time, and shall be subject to such increases as the Board of Directors of the Company, in its sole discretion, may from time to time determine. Such Basic Salary shall be exclusive of fees received by you as a director and as a member of Committees of the Boards of Directors of other corporations, including subsidiaries, affiliates and investees of the Company.

  3. In addition to receipt of Basic Salary under the Employment Agreement, you shall participate in and shall receive incentive compensation under the Incentive Compensation Plan for Executive Officers of the Company (the "Compensation Plan") as awarded by the Incentive Compensation Committee of the Board of Directors of the Company.


Mr. Laurence A. Tisch
As of January 1, 2003
Page 2

  4. Incentive based compensation awarded in relation to applicable years under the Compensation Plan shall be included in the computation of pensionable earnings in determining your Supplemental Benefits under the Employment Agreement. In no event, however, shall such Supplemental Benefits duplicate benefits under the Company's Benefit Equalization Plan as amended from time to time.

  Except as herein modified or amended, the Employment Agreement shall remain in full force and effect.

  If the foregoing is in accordance with your understanding, would you please sign the enclosed duplicate copy of this Letter Agreement at the place indicated below and return the same to us for our records.

                                      Very truly yours,

                                      LOEWS CORPORATION


                                      By:        /s/ Gary W. Garson
                                         -------------------------------------
                                                   Gary W. Garson
                                                Senior Vice President


ACCEPTED AND AGREED TO:

/s/ Laurence A. Tisch
-----------------------
Laurence A. Tisch